Exhibit 4.109
SECOND AMENDMENT TO LEASE AGREEMENT
     This Second Amendment to Lease Agreement (this “Amendment”) is made and entered into this 1st day of February 2010 (the “Effective Date”) by and between BAKER HUGHES INCORPORATED, a Delaware corporation (“Landlord”), and TELVENT USA, INC., a Texas corporation (“Tenant”). Capitalized Terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Lease (hereinafter defined).
WITNESSETH:
     WHEREAS, Landlord and Tenant entered into that certain Lease Agreement dated October 16, 2003 (as amended, the “Lease”), pursuant to which Landlord agreed to lease to Tenant and Tenant agreed to lease from Landlord approximately 48,177 square feet of office space (the “Premises”) in the building located at 7000 Hollister, Houston, Texas (the “Building”); and
     WHEREAS, Landlord and Tenant extended the term of the Lease through November 30, 2012, pursuant to that First Amendment to Lease Agreement dated April 25, 2007; and
     WHEREAS, Landlord and Tenant have agreed to expand the Premises to include additional square footage; and
     WHEREAS, Tenant desires to undertake certain renovations to the expanded premises and has requested Landlord’s consent thereto; and
     WHEREAS, Landlord has agreed to consent to such construction subject to the terms and conditions set forth herein; and
     NOW, THEREFORE, KNOW ALL MEN BY THESE PRESENTS:
     THAT, for and in consideration of the premises and of Ten and No/100 Dollars ($10.00) and other good and valuable consideration paid by Tenant to Landlord, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant do hereby covenant and agree as follows:
     1. Premises. Commencing on the Effective Date, the term “Premises” shall be expanded to include 4,255 square feet of Rentable Area (the “Expansion Premises”) located on the 3rd Floor of the Building as described on Exhibit A attached hereto.+ As of the Effective Date, the Premises shall contain approximately 52,432 square feet of Rentable Area, consisting of the original Premises and the Expansion Premises.
     2. Rent. Rent for the Expanded Premises shall be calculated at the same Rate currently paid for a total of Fifty-one Thousand Sixty Dollars and No/100 Dollars ($51,060.00) per annum, which amount shall be payable in equal monthly installments of Four Thousand Two Hundred Fifty-five and No/100 Dollars ($4,255.00), commencing on the Effective Date and continuing thereafter on the first day of each calendar month through the end of the Term. Total

*	Exhibit A of this agreement has not been filed with this agreement. Pursuant to Item 601(b)(2) of Regulation S-K, such documents are immaterial to an investment decision. A copy of any of these omitted documents will be furnished to the Commission by Telvent upon the Commission’s request.

annual Rent for the Premises shall be Six Hundred Twenty-nine Thousand One Hundred Eighty-four and No/100 Dollars ($629,184.00), due and payable in equal monthly installments of $52,432.00, commencing on February 1, 2010 and continuing thereafter through the end of the Term.
     3. Consent. Subject to the terms and conditions set forth herein, Landlord hereby consents to Tenant undertaking certain improvements and renovations to the Expansion Premises, said approved improvements limited exclusively to the installation of additional electrical wiring and HVAC system and the replacement of the floor covering (the “Improvements”) in the Expanded Premises. Tenant may desire to undertake additional improvements to the Expanded Premises but such improvements, including but not limited to any office build out, require Landlord’s consent as set out in the Lease.
     4. Cost of the Improvements. Tenant shall be responsible for all costs and expenses in connection with the Improvements, including, without limitation, the cost of design and installation of the Improvements.
     5. Plans. Tenant shall use Energy Architects (“Architect”) to prepare complete plans and specifications for any Improvements (the “Plans”), which Plans shall be subject to Landlord’s approval. Landlord may require changes to the Plans and to the completion of the Improvements as Landlord determines within reason to be appropriate in order to comply with the provisions of the Lease, all applicable building and safety codes, and any other governmental and insurance requirements. Approval by Landlord of any of the Plans shall not constitute a representation or warranty of Landlord as to the completeness or design sufficiency of the Plans or the Improvements to which they relate, for any use, purpose, or condition, or as to their compliance with any laws, rules and regulations of governmental agencies or authorities, but such approval shall merely be the consent of Landlord as required hereunder.
     6. Construction. (a) Tenant hereby agrees to construct the Improvements in a good and workmanlike manner, in accordance with any and all Plans and Specifications and in compliance with all applicable laws. Prior to commencing the Improvements, Tenant shall, at Tenant’s sole cost and expense, obtain (i) all required building, occupancy, and other permits required by law, and (ii) from each and every Contractor, proof of a policy of builder’s risk insurance in the amount of $1,000,000.00 naming Landlord as loss payee. Tenant shall ensure that Contractor’s insurance names Landlord as an additional insured, such insurance is primary to Landlord’s insurance
     (b) After Landlord approves the Plans, Tenant shall arrange for the completion of the Improvements using exclusively Treadwell Electric Company for all electrical work and Architectural Flooring for all flooring work (collectively, the “Contractor”) or such other contractors selected by Tenant and reasonably acceptable to Landlord. Within ten (10) days following the completion of the Improvements, Tenant shall provide Landlord with copies of the “as-built” Plans of the Improvements. Tenant shall be responsible for ensuring the compliance of the Improvements with the Americans with Disabilities Act, the Texas Architectural Barriers Act, life safety provisions of any applicable building code(s) and any similar state or local laws (collectively, the “Acts”), and Tenant covenants and agrees that the Improvements will be constructed in accordance with the Acts. Tenant covenants and agrees to and does hereby indemnify, defend and hold Landlord harmless from and against all liability

(including, without limitation, attorneys’ fees and court costs) that Landlord may actually sustain by reason of Tenant’s breach of its obligations under this Section 6.
     7. Liens. Should any mechanics’ or other liens be filed against any portion of the Premises (or any other property of Landlord in the vicinity of the Premises) or any interest therein by reason of Tenant’s acts or omissions or because of a claim against Tenant or its contractors, Tenant shall cause the same to be canceled or discharged of record, or shall file a bond sufficient to discharge such lien, within twenty (20) days after notice by Landlord. If Tenant fails to cancel or discharge said lien or liens, or file a bond sufficient to discharge such lien or liens, within said twenty (20) day period. Landlord may, at its sole option and in addition to any other remedy of Landlord under the Lease, cancel or discharge the same and upon Landlord’s demand, Tenant shall promptly reimburse Landlord for all costs incurred in canceling or discharging such lien or liens.
     8. Disturbance. Tenant shall use its best efforts to construct the Improvements without materially disrupting Landlord’s other Tenants at the Premises.
     9. Waiver and Indemnity. (a) In consideration of Landlord’s agreement to permit the construction described herein, Tenant hereby waives and releases any and all claims in contract or in tort against landlord for negligent entrustment and negligent hiring in connection with Tenant’s use of Architect and Contractor.
     (b) To the extent it may lawfully do so and to the extent the following arises from Tenant’s construction of the Improvements, Tenant shall indemnify, defend and hold harmless Landlord and Landlord’s agents, directors, officers, employees, invitees, and contractors, from all claims, demands, liabilities, losses, costs, damages, or expenses (including but not limited to attorneys’ fees) resulting or arising from any and all injuries to, including death of, any person or damage to any property caused by (a) any act, omissions, or neglect of Tenant or Tenant’s directors, officers, employees, agents, invitees, or guests, or any parties contracting with Tenant and (b) any other accident or injury on or relating to the Premises and any sidewalk, street or other area adjacent thereto.
     10. Surrender of Improvements. The Improvements shall become the property of Landlord at the end of the Term and shall be surrendered to Landlord upon termination of the Lease, whether by lapse of time or otherwise
     As hereby expressly amended, the Lease is ratified and confirmed to be in full force and effect.

     IN WITNESS WHEREOF, the parties have executed this Amendment on the dates set forth below but effective as of the Effective Date.

Landlord:
BAKER HUGHES INCORPORATED. a Delaware corporation
	By:	/s/ John H. Lohman Jr.
		Name:	John H. Lohman Jr.
		Title:	Vice President

Tenant:
TELVENT USA, INC., a Texas corporation
	By:	/s/ Tom Dilworth
		Name:	Tom Dilworth
		Title:	CFO

Approved by Telvent Legal
/s/ Debora Wiebe